Exhibit 10.18

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT
(SLA)
This AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is dated as of September 30, 2019 (the “Effective Date”) among SUNNOVA EZ-OWN PORTFOLIO, LLC, a Delaware limited liability company (the “Borrower”), SUNNOVA SLA MANAGEMENT, LLC, a Delaware limited liability company, as manager (in such capacity, the “Manager”), SUNNOVA SLA MANAGEMENT, LLC, a Delaware limited liability company, as servicer (in such capacity, the “Servicer”), SUNNOVA ASSET PORTFOLIO 7 HOLDINGS, LLC, a Delaware limited liability company (the “Seller”), the financial institutions parties hereto (each such financial institution (including any Conduit Lender), a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders party hereto (each a “Funding Agent” and, collectively, the “Funding Agents”), and CREDIT SUISSE AG, NEW YORK BRANCH, as agent for the Lenders (in such capacity, the “Agent”).
RECITALS:
WHEREAS, the Borrower, the Manager, the Servicer, the Seller, the Lenders, the Funding Agents, the Agent, Wells Fargo Bank, National Association, as paying agent, and U.S. Bank National Association, as custodian, entered into the Amended and Restated Credit Agreement, dated as of March 27, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in accordance with Section 10.2 of the Credit Agreement, the parties hereto desire to amend the Credit Agreement subject to the terms hereof;
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and for other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as defined therein):

SECTION 1.01.	AMENDMENTS.
Subject to the satisfaction of the conditions precedent set forth in Section 2.01 below, the Credit Agreement shall be, and it hereby is, amended as follows:
(a)    Clauses (i) and (vi) of Section 5.1(A) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:
(i)    within (a) the earlier of (x) one hundred eighty (180) days after the close of each fiscal year of SEI (beginning with the fiscal year ending December 31, 2019) and (y) such earlier period as required by Applicable Law, the unqualified (provided, however explanatory language added to the auditor’s standard report shall not constitute a qualification) audited financial statements for such fiscal year that include the consolidated balance sheet of SEI and its

3611456

consolidated subsidiaries as of the end of such fiscal year, the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year (it being acknowledged that such requirement with respect to SEI may be satisfied by the filing of the appropriate report on Form 10-K with the Securities and Exchange Commission), and, beginning with the fiscal year ending December 31, 2019, the assets and liabilities of the Parent and the Borrower as of the end of such fiscal year presented in a note or schedule to such financial statements of SEI, and in each case prepared in accordance with GAAP, and audited by a Nationally Recognized Accounting Firm selected by SEI and (b) the earlier of (x) sixty (60) days after the end of each of the first three quarters of its fiscal year and (y) such earlier period as required by Applicable Law, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year to date basis for SEI and its consolidated subsidiaries (it being acknowledged that such requirement with respect to SEI may be satisfied by the filing of the appropriate report on Form 10-Q with the Securities and Exchange Commission);
(vi)    (a) promptly, and in any event within five (5) Business Days, after a Responsible Officer of the Borrower, the Seller, the Servicer (if it is an Affiliate of the Borrower), the Manager (if it is an Affiliate of the Borrower) or the Parent obtains knowledge thereof, notice of the occurrence of any event that constitutes an Event of Default, a Potential Default, an Amortization Event or a Potential Amortization Event, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (b) promptly, and in any event within five (5) Business Days after a Responsible Officer of any of the Borrower, the Seller, the Servicer (if it is an Affiliate of the Borrower), the Manager (if it is an Affiliate of the Borrower) or the Parent obtains knowledge thereof, notice of any other development concerning any litigation, governmental or regulatory proceeding (including environmental law) or labor matter (including ERISA Event) pending or threatened in writing against (1) the Borrower or (2) Parent or SEI that, in the case of this clause (2), individually or in the aggregate, if adversely determined, would reasonably be likely to have a material adverse effect on (A) the ability of the Parent to perform its obligations under the Parent Guaranty, or (B) the business, operations, financial condition, or assets of SEI or Parent; and (c) promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower, the Seller, the Servicer (if it is an Affiliate of the Borrower), the Manager (if it is an Affiliate of the Borrower) or the Parent obtains knowledge thereof, notice of the occurrence of any event that constitutes a default, an event of default, or any event that would permit the acceleration of any obligation under a Sunnova Credit Facility;
(b)    The “and” that appears at the end of clause (vii) of Section 5.1(A) of the Credit Agreement is moved to the end of clause (viii) thereof and the following new clause (ix) is added to the end of Section 5.1(A) of the Credit Agreement to read as follows:
(ix)    subject to any confidentiality requirements of the Securities and Exchange Commission, promptly after receipt thereof by SEI or any Subsidiary, copies of each notice or other correspondence received from the Securities and Exchange Commission concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of SEI or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.
(c)    Each of the following defined terms appearing in Exhibit A of the Credit Agreement are hereby amended and restated in their respective entireties to read as follows:
“Capitalized Interest Amount” shall mean, for any Solar Loan and on any date of determination, the sum of (i) the amount of interest that is to accrue during the ITC Accrual Period on the ITC Payment Amount at (A) if such Solar Loan is a Low Interest Rate Solar Loan, such Solar Loan’s Target Interest Rate, and (B) for all other Solar Loans, the stated interest rate for such Solar Loan, assuming no prepayment occurs on such Solar Loan after such date of determination plus (ii) if such Solar Loan is a Low Interest Rate Solar Loan, the product of (1) (x) such Solar Loan’s Target Interest Rate minus (y) the stated interest rate of such Solar Loan, multiplied by (2) the excess (if any) of the Solar Loan Balance over the ITC Payment Amount for such Solar Loan multiplied by (3) such Solar Loan’s Target Multiple.
“Change of Control” shall mean, the occurrence of one or more of the following events:
(i)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of SEI or Parent to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (for purposes of this definition, a “Group”), other than, in each case, any such sale, lease, exchange or transfer to a Person or Group that is, prior to such, lease, exchange or transfer, an

Affiliate of SEI and is controlled (as that term is used in the definition of Affiliate) by SEI;
(ii)    the approval by the holders of Capital Stock of SEI, Parent, Intermediate Holdco, the Seller or the Borrower of any plan or proposal for the liquidation or dissolution of such Person;
(iii)    any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of SEI, other than any Person that is a Permitted Investor or Group that is controlled by a Permitted Investor provided that any transfers or issuances of equity of SEI on or after the Closing Date to, among or between a Permitted Investor or any Affiliate thereof, shall not constitute a “Change of Control” for purposes of this clause (iii);
(iv)    all of the Capital Stock in Parent shall cease to be owned by SEI;
(v)    all of the Capital Stock in Intermediate Holdco shall cease to be owned directly or indirectly by Parent;
(vi)    all of the Capital Stock in the Borrower shall cease to be owned by the Seller; or
(vii)    all of the Capital Stock in the Borrower shall cease to be directly or indirectly owned by Parent.
“Monthly Capitalized Interest” shall mean, for any Solar Loan, the sum of (i) the product of (a) 1/12, multiplied by (b) (1) if such Solar Loan is a Low Interest Rate Solar Loan, such Solar Loan’s Target Interest Rate and (2) for all other Solar Loans, the stated interest rate for such Solar Loan, multiplied by (c) such Solar Loan’s ITC Payment Amount, and (ii) if such Solar Loan is a Low Interest Rate Solar Loan, the product of (a) 1/12, multiplied by (b) such Solar Loan’s Target Interest Rate over such Solar Loan’s interest rate, multiplied by (c) the excess (if any) of the Solar Loan Balance over the ITC Payment Amount for such Solar Loan.
“Solar Loan” shall mean a Solar Loan Contract between an Obligor and an approved channel partner to finance an Obligor’s purchase of a PV System or Independent Energy Storage System and, if applicable, the costs of re-roofing, landscaping and upgrading the home’s electrical systems, which is subsequently acquired by Parent and sold to Seller and then sold to Borrower.
(d)    Clause (xii) of the defined term “Excess Concentration Amount” appearing in Exhibit A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(xii)    The amount by which the aggregate Solar Loan Balance of all Eligible Solar Loans for which the Related Property is located in Puerto Rico exceeds the percentage specified below for the period specified below:

Percentage Limit	Period in Effect
40.5%	through November 30, 2019
35%	December 1-December 31, 2019
30%	January 1-January 31, 2020
25%	February 1-February 28, 2020
20%	March 1, 2020 and thereafter

(e)    The defined term “Excess Concentration Amount” appearing in Exhibit A of the Credit Agreement is hereby amended by adding a “plus” at the end of clause (xvii) and inserting a new clause (xviii) at the end thereof to read in its entirety as follows:
(xviii)    the amount by which the aggregate Solar Loan Balance of all Eligible Solar Loans for which a portion of the proceeds are used to finance re-roofing, landscaping and upgrading the home’s electrical systems in connection with the installation of the related PV System exceeds 35% of the Aggregate Solar Loan Balance;
(f)    The defined term “Excess Concentration Amount” appearing in Exhibit A of the Credit Agreement is hereby further amended by amending and restating the provisos at the end of “Excess Concentration Amount” to delete the first proviso and revise the second to read as follows:
provided, that with respect to any Takeout Transaction, for the period commencing on the effective date of such Takeout Transaction and ending ninety (90) days thereafter, clauses (xv), (xvi) and (xvii) above shall not apply.
(g)    The defined terms “IPO” and “YieldCo” appearing in Exhibit A of the Credit Agreement are hereby deleted.
(h)    Exhibit A of the Credit Agreement is hereby further amended by adding the following new defined terms in the appropriate alphabetical sequence to read in their entirety as follows:
“Carrying Cost” shall mean, as of any date of determination, the sum of (i) the Swap Rate as of such date of determination, (ii) the Usage Fee Rate and (iii) 0.10%.
“Low Interest Rate Solar Loan” shall mean, any Eligible Solar Loan for which its stated interest rate is less than 5.75%.
“Minimum Interest Rate” shall mean, as of any date of determination, the greater of (i) 5.25% per annum and (ii) the Carrying Cost, in each case, determined as of such date of determination.
“SEI” shall mean Sunnova Energy International Inc., a Delaware corporation.
“Swap Rate” shall mean, as of any date of determination, the then current weighted average of the fixed interest rates under the swap agreements entered into in accordance with the Hedge Requirements.
“Target Interest Rate” shall mean, for any Low Interest Rate Solar Loan on any date of determination, an amount as listed in the table below:

Original Term (yrs)               Target Interest Rate
10                               Minimum Interest Rate
12                               Minimum Interest Rate + 0.10%
15                               Minimum Interest Rate + 0.30%
20                               Minimum Interest Rate + 0.40%
25                               Minimum Interest Rate + 0.50%

“Target Multiple” shall mean, for any Low Interest Rate Solar Loan on any date of determination, an amount as listed in the table below:

Original Term (yrs)               Target Multiple for Such Term
10                                          4.5
12                                            5.0
15                                            6.0
20                                            7.5
25                                            8.5
(i)    Clauses (x), (y), (z), (ee) and (ff) appearing on Schedule I-A of the Credit Agreement are hereby amended and restated in their respective entireties to read as follows:
(x)    is an obligation of an Obligor (i) that is an individual that is not deceased and is not a Governmental Authority, a business, a corporation, institution or other legal entity (a “natural person”); provided, that up to 5.00% of the Aggregate Solar Loan Balance may relate to Obligors that are a limited liability company, corporation, trust, partnership or other legal entity if (A) Parent has determined that the controlling member of the limited liability company, controlling stockholder of the corporation, trustee of the trust, general partner of the partnership or other equivalent controlling person the legal entity is a natural person and (B) Parent has performed the same underwriting process in connection with such natural person as it applies to Obligors that are natural persons; (ii) that voluntarily entered into such Solar Loan and not as a result of fraud or identity theft, and (iii) who owns the real property on which the PV System is installed; provided that in the case where the Obligor is a natural person, the residence may be owned by a limited liability company, corporation, trust, partnership or other legal entity for which Parent has determined that the Obligor is the controlling member, controlling stockholder, trustee, general partner or other equivalent controlling person);
(y)    the related PV System or Independent Energy Storage System, as applicable, securing such Solar Loan is (or, in the case of Substantial Stage Date Solar Loans, will be) installed on (1) a single-family residence, a duplex or a townhouse with less than four units that is owned by the related Obligor (except as permitted under criteria (x) above) or (2) a condominium that is owned by the related Obligor (except as permitted under criteria (x) above) and that complies with all additional requirements applicable to condominiums under the Customer Credit and Collection Policies;
(z)    has an original term to maturity of either 120, 144, 180, 240 or 300 months (and in no event more than 300 months);
(ee)    [reserved];
(ff)    [reserved];
(j)    The “and” that appears at the end of clause (e) of Schedule 1-C of the Credit Agreement is moved to end of clause (f) and the following new clause (g) is added to the end of such Schedule I-C to read as follows:
(g)    the original term of such ESS Solar Loan does not exceed 120 months.
(k)    Section 2.5 of the Credit Agreement is hereby amended to insert the following new subclause (H) at the end thereof:
(H)    Amendment Fee. Commencing on October 1, 2019 and thereafter, the Borrower shall pay to the Agent a fee of $10,000 in connection with each amendment (or group of related amendments effective on the same date) to the Transaction Documents requested by it, which fee shall be in addition to the reimbursement of costs and expenses associated therewith that is provided for in Section 10.6 hereof. For the avoidance of doubt, any consent to a Proposed Form delivered by the Agent pursuant to Section 5.1(W) shall not give rise to the obligation to pay the amendment fee set forth in this Section 2.5(H) so long as no amendment to any Transaction Document is required in connection with such Proposed Form as determined by the Agent in its sole discretion.

SECTION 2.01.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF AMENDMENT.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
(a)    The Agent, the Borrower, the Manager, the Servicer, the Seller, and the Lenders shall have executed and delivered this Amendment.

SECTION 3.01.	REPRESENTATIONS AND WARRANTIES
Each of the Borrower, the Manager, the Servicer, and the Seller hereby represents and warrants to the Secured Parties that, after giving effect to this Amendment: (a) the representations and warranties set forth in each of the Transaction Documents by each of the Borrower, the Manager, the Servicer, and the Seller, as applicable, are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date (except to the extent that any representation and warranty expressly relates to an earlier date, then such earlier date), and (b) no Amortization Event, Event of Default, Potential Amortization Event or Potential Default has occurred and is continuing.

SECTION 4.01	REFERENCES IN ALL TRANSACTION DOCUMENTS.
To the extent any Transaction Document contains a provision that conflicts with the intent of this Amendment, the parties agree that the provisions herein shall govern.

SECTION 5.01.	COUNTERPARTS.
This Amendment may be executed (by facsimile or otherwise) in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 5.02.	GOVERNING LAW.
THIS AMENDMENT SHALL, IN ACCORDANCE WITH SECTION 5‑1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 5.03.	SEVERABILITY OF PROVISIONS.
If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment.

SECTION 5.04.	CONTINUING EFFECT.
Except as expressly amended hereby, each Transaction Document shall continue in full force and effect in accordance with the provisions thereof and each Transaction Document is in all respects hereby ratified, confirmed and preserved.

SECTION 5.05.	SUCCESSORS AND ASSIGNS.
This Amendment shall be binding upon and inure to the benefit of the Borrower, the Paying Agent, the Custodian and the Agent and each Lender, and their respective successors and permitted assigns.

SECTION 5.06.	NO BANKRUPTCY PETITION.
Each of the parties to this Amendment hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding indebtedness for borrowed money of a Conduit Lender or the CS Conduit Lender, it will not institute against, or join any other Person in instituting against such Conduit Lender or CS Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or of any other jurisdiction.
Each of the parties to this Amendment hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of each Loan Note, it will not institute against, or join any other Person in instituting against the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 5.06 shall survive the termination of this Amendment.

SECTION 5.07	COSTS AND EXPENSES.
The Borrower agrees to pay all costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment and/or waiver of this Amendment as required by Section 10.6 of the Credit Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Amended and Restated Credit Agreement be executed and delivered as of the date first above written.
SUNNOVA EZ-OWN PORTFOLIO, LLC, as the Borrower

By: /s/ Walter A. Baker
Name: Walter A. Baker
Title: Executive Vice President, General
Counsel and Secretary

SUNNOVA SLA MANAGEMENT, LLC,
as Manager

By: /s/ Walter A. Baker
Name: Walter A. Baker
Title: Executive Vice President, General
Counsel and Secretary

SUNNOVA ASSET PORTFOLIO 7 HOLDINGS, LLC, as Seller

By: /s/ Walter A. Baker
Name: Walter A. Baker
Title: Executive Vice President, General
Counsel and Secretary

SUNNOVA SLA MANAGEMENT, LLC,
as Servicer

By: /s/ Walter A. Baker
Name: Walter A. Baker
Title: Executive Vice President, General
Counsel and Secretary

[Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as Agent

By: /s/ Patrick Duggan
Name: Patrick Duggan
Title: Vice President

By: /s/ Jeffrey Traola
Name: Jeffrey Traola
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Committed Lender

By: /s/ Patrick Duggan
Name: Patrick Duggan
Title: Authorized Signatory

By: /s/ Jeffrey Traola
Name: Jeffrey Traola
Title: Authorized Signatory

GIFS CAPITAL COMPANY, LLC, as a Conduit Lender

By: /s/ R. Scott Chisholm
Name: R. Scott Chisholm
Title: Authorized Signer

[Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement]